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                                                      [Exhibit 99.26(h)(10)(ii)]

                               CREDIT SUISSE FUNDS
                 RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

     This Shareholder Information Agreement (the "Agreement") is entered into as of March 15, 2007 by and between (i) Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), on behalf of each of the Credit Suisse Funds, and (ii) Minnesota Life Insurance Company, the undersigned intermediary ("Intermediary") with an effective date of October 16, 2007 or such earlier date as mutually agreed upon by the parties.

     WHEREAS, prior to the effective date of this Agreement, the Fund (as defined below) and Intermediary agree that any request made to Intermediary by the Fund for shareholder transaction information, and Intermediary's response to such request, shall be governed by whatever practices the Fund and Intermediary had utilized in the absence of a formal agreement, if any, to govern such request;

     WHEREAS, CSAMSI is the distributor and principal underwriter for the Credit Suisse Funds;

     WHEREAS, Intermediary facilitates trading for shareholders investing in one or more Credit Suisse Funds;

     WHEREAS, Rule 22c-2 under the Investment Company Act of 1940, as amended, (the "1940 Act"), requires mutual funds to enter into "shareholder information agreements" with "financial intermediaries" that hold fund shares on behalf of other investors in omnibus accounts and submit orders to purchase or redeem fund shares on behalf of such investors directly to the fund, its transfer agent or principal underwriter ("Rule 22c-2"); and

     WHEREAS, CSAMSI has identified Intermediary as a "financial intermediary" as defined in Rule 22c-2.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties hereby agree as follows:

1.   DEFINITIONS.  For purposes of this Agreement:

     A. The term "FUND" includes the transfer agent for the Credit Suisse Funds, CSAMSI and/or one or more of the Credit Suisse Funds. The term does not include any Credit Suisse money market fund or any other "excepted fund" as defined in Rule 22c-2(b) under the 1940 Act. A Fund designee includes any third party the Fund has contracted with to perform some or all of the services herein.

     B. The term "POLICIES ESTABLISHED BY THE FUND" means all policies established for the purposes of eliminating or reducing frequent trading in shares of the Fund as described in a Fund's prospectus(es) and/or statement(s) of additional information, as amended, or supplemented from time to time.

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     C.  The term "PROMPTLY" as used in this Agreement shall mean as soon as reasonably practicable but in no event later than ten (10) business days from Intermediary's receipt of the request for information from the Fund or its designee.

     D. The term "PURCHASE" does not include the automatic reinvestment of dividends.

     E. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are owned by the Separate Accounts of Intermediary.

     F. The term "SHAREHOLDER" means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.

     G. For retirement record keepers, the term "SHAREHOLDER" means the retirement plan (the "Plan") participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

     H. For insurance companies, the term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance Contract issued by Intermediary or a participant in an employee benefit plan with a beneficial interest in a Contract.

     I. The term "WRITTEN" includes any electronic writing or facsimile transmission.

     J. The term "SHAREHOLDER-INITIATED TRANSFER PURCHASE" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; or (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract.

     K. The term "SHAREHOLDER-INITIATED TRANSFER REDEMPTION" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

2.   AGREEMENT TO PROVIDE INFORMATION.

     A. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of

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the account and the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. This section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

     B. PERIOD COVERED BY REQUEST. Requests must set forth a specific period, generally not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) calendar days from the date of the request if the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     C. FORM AND TIMING OF RESPONSE. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 2.A. above. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.A. above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) to the Fund or its designee the information set forth in Section 2.A. above for those Shareholders who hold an account with an Indirect Intermediary or (ii) if directed by the Fund or its designee, restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund or its designee whether it plans to perform (i) or (ii); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund or its designee, should be consistent with the NSCC Standardized Data Reporting Format, provided, however, that Intermediary shall not be required to transmit information through the NSCC Standardized Data Reporting System.

     D. LIMITATIONS ON USE OF INFORMATION. The Funds agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106 102) and comparable state laws.

3.   AGREEMENT TO RESTRICT TRADING.

     A. Intermediary agrees to execute written instructions from the Fund or its designee, to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's shares (directly or indirectly through Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

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     B.  FORM OF INSTRUCTIONS.  Instructions to restrict or prohibit trading must include the TIN, ITIN or GII if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

     C. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten (10) business days after receipt of the instructions by Intermediary.

     D. CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund or its designee that instructions from the Fund or its designee have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

4.   CONSTRUCTION; PARTICIPATION AGREEMENT.

     This Agreement constitutes the entire understanding among the parties as to the obligations with respect to matters discussed herein. This Agreement is not intended to amend or terminate any other agreements among the parties that relate to the Credit Suisse Funds. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

5.   AMENDMENT.

     CSAMSI may amend this Agreement by providing advance written notice any such amendments to Intermediary. If Intermediary continues to maintain accounts that hold shares of the Credit Suisse Funds sixty (60) days after the receipt of such amendment(s), Intermediary shall be deemed to have agreed to all terms and conditions set forth in such amendment(s).

6.   TERMINATION.

     CSAMSI may terminate this Agreement by providing written notice of such termination to Intermediary. Intermediary may terminate this Agreement by providing sixty (60) days' written notice of such intention to terminate this Agreement to CSAMSI; provided, however, that no such notice of termination shall become effective for so long as Intermediary continues to maintain accounts that hold shares of any Credit Suisse Fund. Subsequent to the termination of this Agreement, Intermediary agrees that it will not submit to the Fund any order for the redemption of shares of a Credit Suisse Fund subject to this Agreement that were purchased within seven (7) days of the date of such redemption order.

7.   MUTUAL COOPERATION.

     The Fund and Minnesota Life agree to cooperate with one another in the development of abusive trading policies that take into consideration the legality of enforcing these limits with respect to certain Shareholders whose existing Contracts impose no or inconsistent trading limits.

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Fund and Intermediary also agree to cooperate with one another in the development of Intermediary's own market timing policies with respect to its contracts. Fund and Minnesota Life also agree to cooperate with one another in the development of Minnesota Life's own market timing policies with respect to its contracts.

8.   CHOICE OF LAW.

     This Agreement shall be construed in accordance with the laws of the State of New York, without respect to conflict of law principles, and the 1940 Act.

9.   COUNTERPARTS.

     This Agreement may be executed in one or more counterparts each which, when taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.



CREDIT SUISSE ASSET MANAGEMENT SECURITIES, INC.


By:
   ---------------------------------
Name:
Title:


MINNESOTA LIFE INSURANCE COMPANY


By:
   ---------------------------------
Name:   Bruce P. Shay
Title:  Senior Vice President

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